LICENSE ACQUISITION AGREEMENT

between

MCLEODUSA INCORPORATED

and

MINNESOTA SOUTHERN WIRELESS COMPANY

Dated as of April 26, 2001

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE OF LICENSES; PAYMENT OF CONSIDERATION
2.1	Purchase and Sale of Licenses
2.2	Payment of Consideration
ARTICLE III CLOSING
3.1	Time and Place of Closing
3.2	Closing Actions and Deliveries
(1) Assignment of Licenses
(2) Payment of Funds
(3) Other Deliveries
3.3	Payment of Transfer Taxes
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Formation, Power and Authority
4.2	Consents; No Conflicts
4.3	Litigation
4.4	Brokers
4.5	Seller Licenses
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY
5.1	Organization, Power and Authority.
5.2	Consents; No Conflicts
5.3	Litigation
5.4	FCC Compliance
5.5	Brokers
ARTICLE VI COVENANTS
6.1	Consummation of Transactions
6.2	Confidentiality
6.3	Certain Covenants
6.4	FCC Filings
ARTICLE VII CLOSING CONDITIONS
7.1	Conditions to Obligations of All Parties
7.2	Conditions to Obligations of the Company
7.3	Conditions to the Obligations of Seller
ARTICLE VIII TERMINATION
8.1	Termination
8.2	Effect of Termination
ARTICLE IX MISCELLANEOUS PROVISIONS
9.1	Amendment and Modification
9.2	Waiver of Compliance; Consents
9.3	Notices
9.4	Parties in Interest; Assignment
9.5	Applicable Law
9.6	Counterparts
9.7	Interpretation
9.8	Entire Agreement
9.9	Publicity
9.10	Specific Performance
9.11	Nonsurvival of Representations and Covenants

LICENSE ACQUISITION AGREEMENT

             LICENSE ACQUISITION AGREEMENT, dated as of April 26, 2001, between MCLEODUSA INCORPORATED, a Delaware corporation (“Seller”), and MINNESOTA SOUTHERN WIRELESS COMPANY, a Minnesota corporation  (the “Company”).

             WHEREAS, Seller has been granted 10 Mhz E Block PCS licenses for each of the Rochester, MN market, BTA 378, and the Mankato, MN market, BTA 277 (collectively, the “Seller Licenses”); and

             WHEREAS, Seller wishes to sell to the Company, and the Company wishes to acquire from Seller, the Seller Licenses, all on the terms and subject to the conditions herein set forth;

             NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

ARTICLE I

DEFINITIONS

             As used herein, the following terms have the following meanings (unless indicated otherwise, all Section and Article references are to Sections and Articles in this Agreement, and all Schedule and Exhibit references are to Schedules and Exhibits to this Agreement):

             “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person.  For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

             “Closing” has the meaning set forth in Section 3.1.

             “Closing Date” has the meaning set forth in Section 3.1.

             “Company” has the meaning set forth in the preamble.

             “Confidential Information” means any and all information regarding the business, finances, operations, products, services and customers of the Person specified and its Affiliates, in written or oral form or in any other medium.

             “Consents” means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions.

             "Deposit" has the meaning set forth in Section 2.2(1).

             "Escrow Agent" has the meaning set forth in Section 2.2(1).

             "Escrow Agreement" has the meaning set forth in Section 2.2(1).

             “FCC” means the Federal Communications Commission or similar regulatory authority established in replacement thereof.

             “FCC Law” means the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and the rules, regulations and policies promulgated thereunder.

             “Governmental Authority” means a Federal, state or local court, legislature, governmental agency (including, without limitation, the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

             “Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

             “License” means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.

             “License Transfer” has the meaning set forth in Section 3.2(1).

             “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

             “Material Adverse Effect” means a material adverse effect on the business, financial condition, assets, liabilities or results of operations or prospects of the Person specified.

              “Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization, or other legal entity.

             “Purchase Price” has the meaning set forth in Section 2.2.

             “Representatives” has the meaning set forth in Section 6.2(1).

             “Seller” has the meaning set forth in the preamble.

             “Seller Licenses” has the meaning set forth in the first recital.

             “Subsidiary” shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

             “Transactions” means the transactions contemplated by this Agreement.

ARTICLE II

PURCHASE AND SALE OF LICENSES; PAYMENT OF CONSIDERATION

             2.1        Purchase and Sale of Licenses.  Upon the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements herein contained, at the Closing, Seller shall sell, transfer, assign, convey and deliver to the Company (or its designee), free and clear of all Liens, and the Company agrees to purchase, acquire and accept from Seller, the Seller Licenses and any and all rights and other benefits that Seller may have to payments from the FCC-Sanctioned Cost Clearing House incident to ownership of the Seller Licenses.

             2.2        Payment of Consideration.  The total purchase price for the Seller Licenses shall be Eleven Million One Hundred Thousand Dollars ($11,100,000.00) (the “Purchase Price”).  The Company shall make payment of the Purchase Price in the following manner:

(1)         A total of One Million and 00/100 Dollars ($1,000,000.00) (the “Deposit”), to be paid contemporaneously with the execution of this Agreement by wire transfer of immediately available funds, to Wells Fargo Bank Minnesota, N.A. or another mutually acceptable third party (“Escrow Agent”), to be held in escrow in an interest bearing account by Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit A.  (the “Escrow Agreement”), to be applied against the Purchase Price by payment to Seller at Closing.  Seller and the Company agree that the escrow deposit will be forfeitable to Seller only if the parties fail to close this transaction due to failure to satisfy one or more conditions under the control of Company.  By way of example only, if Company breaches this Agreement or in the event the FCC denies the License Transfer due to Company exceeding spectrum cap limitations, and as a result the Closing does not take place, then the Deposit (together with interest accrued thereon) shall be forfeited to Seller. If, however, Closing does not take place due to conditions not under the control of Company, then the Deposit (together with interest accrued thereon) shall be refundable to Company.  For instance, if the FCC does not provide or denies the necessary consent to the assignment of the Seller Licenses (other than as a result of a condition within the control of the Company) or Seller does not receive other necessary approvals, and as a result the Closing does not take place, then the Deposit (together with interest accrued thereon) shall be refunded to Company; and

(2)         the sum of Ten Million One Hundred Thousand Dollars ($10,100,000.00) shall be paid to Seller in immediately available funds on the Closing Date.

ARTICLE III

CLOSING

             3.1        Time and Place of Closing.  Upon the terms and subject to the conditions hereof, the closing of the Transactions (the “Closing”) shall take place at the offices of the Company at 10:00 a.m. local time on the third business day following the date of receipt of the last Consent required by subsections (1) through (3) of Section 7.1, or at such other place and/or time and/or on such other date as the parties may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VII (the “Closing Date”).

             3.2        Closing Actions and Deliveries.  Upon the terms and subject to the satisfaction or waiver by the appropriate party, if applicable, of the conditions set forth in Article VII, to effect the purchase and sale of the Seller Licenses, the parties shall on the Closing Date take the following actions:

(1)         Assignment of Licenses.  Seller shall execute and deliver to the Company (or its designee) one or more instruments of assignment, in form and substance reasonably satisfactory to the Company and Seller, sufficient to assign to the Company the Seller Licenses (such assignment being herein referred to as the “License Transfer”).

(2)         Release of Bank Lien.  Seller shall have delivered to the Company evidence of release of the bank liens on the Seller Licenses identified in Section 6.3(3), below.

(3)         Payment of Funds.  In the event that the Purchase Price has not previously been delivered to the Seller, the Company shall deliver to Seller by wire transfer or other form of immediately available funds acceptable to Seller the Purchase Price.

(4)         Other Deliveries.  The parties shall execute and deliver or cause to be executed and delivered all other documents, instruments and certificates contemplated by this Agreement to be delivered at the Closing or necessary and appropriate in order to consummate the Transactions contemplated to be consummated on the Closing Date.

             3.3        Payment of Transfer Taxes.  The Company shall pay or cause to be paid at the Closing or, if due thereafter, promptly when due, all transfer, sales, use or similar taxes imposed in connection with transfer of the Seller Licenses, but excluding any other Federal, State or local taxes owed by Seller in connection with the transfer of the Seller Licenses.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Company as follows:

             4.1        Formation, Power and Authority.

(1)         It is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(2)         It has the requisite corporate power and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder and thereunder to which it is or will be a party.

(3)         The execution and delivery of this Agreement by it and the consummation of the Transactions by it have been duly and validly authorized to the extent necessary by its Board of Directors (or equivalent body) and no other proceedings on its part which have not been taken (including, without limitation, approval of its stockholders) are necessary to authorize this Agreement or to consummate the Transactions.

(4)         This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and may be subject to general principles of equity.

(5)         As of the Closing Date, after giving effect to the Transactions, it is not in breach of any obligation under this Agreement.

(6)         Seller is the exclusive owner of, and has good and marketable title to, the Seller Licenses subject to the liens identified in Section 6.3(3), below, and none of the Seller Licenses is subject to any contract of sale or to any security interest, mortgage, encumbrance, option, lien or charges of any kind or character that will not be discharged at Closing. There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Seller to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Seller Licenses, other than pursuant to the liens identified in Section 6.3(3), below, and other than pursuant to the FCC build out requirements associated with the Seller Licenses.

(7)         All tax returns material to the operations of Seller required to be filed by Seller have in fact been filed and, to the knowledge of Seller, are in all material respects true, complete and correct and, to the knowledge of Seller, prepared in material compliance with the requirements of the income tax or other tax laws applicable to Seller.  Seller has paid or will have paid prior to the due date on such tax returns (including any applicable extensions thereto) all taxes shown to be due on such tax returns. Notwithstanding the preceding sentences to the contrary, the representations and warranties set forth in this Section are made only to the extent that any such taxes of Seller are or may become liens on the Seller Licenses or for which Company is or may be liable in the capacity of transferee of the Seller Licenses.

             4.2        Consents; No Conflicts.  Neither the execution, delivery and performance by it of this Agreement nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or License or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) require any Consent or the approval of its stockholders (which approvals have been obtained to the extent necessary), except in the case of (b) or (c) where such breach, violation, default, lien, right, or the failure to obtain or give such Consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions or its ability to perform its obligations under this Agreement.  To its knowledge, there is no fact relating to it or its Affiliates that would reasonably be expected to prevent it from consummating the Transactions or disqualify the Company from obtaining the Consents (including without limitation, FCC Consent) required in order to consummate the License Transfer as provided for in this Agreement.

             4.3        Litigation.  There is no action, proceeding or investigation pending or, to the knowledge of Seller, threatened against it or any of its properties or assets that would reasonably be expected to have an adverse effect on its ability to consummate the Transactions or to fulfill its obligations under this Agreement, or which seeks to prevent or challenge the Transactions.

             4.4        Brokers.  Other than in connection with the engagement of Daniels & Associates, L.P., Seller has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.  Seller agrees that it shall pay all such fees at Closing.

             4.5        Seller Licenses. It is in compliance with FCC Law and with all applicable rules, regulations and policies of the FCC, in each case to the extent necessary to prevent any Material Adverse Effect on the Seller Licenses and the consummation of the Transactions.  No event has occurred which (a) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any of the Seller Licenses or (b) adversely affects or could reasonably be expected in the future to adversely affect any of the rights of the Company thereunder, except in each case for legislation or rule making of general applicability.  Seller has duly filed in a timely manner all fees, filings, reports, applications, documents, instruments and information required to be filed by them under FCC Law applicable to the Seller Licenses and to the extent necessary to prevent any Material Adverse Effect on the Seller Licenses and the consummation of the Transactions, and all such filings are true, correct and complete in all material respects.  Seller complied with at the time of filing initial applications for each of the Seller Licenses, and has since that time complied with, all eligibility and basic qualifications requirements to hold PCS licenses generally and to hold the Seller Licenses specifically, including, but not limited to, (x) the spectrum cap rule of 47 C.F.R. section 20.6; (y) the non-U.S. ownership limits of Section 310(b) of the FCC Law; and (z) Section 5301 of the Anti-Drug Abuse Act of 1988, 21 U.S.C. section 862.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Seller as follows:

             5.1        Organization, Power and Authority.

(1)         The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.

(2)         It has the requisite corporate power and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder and thereunder to which it is or will be a party.

(3)         The execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company have been duly and validly authorized to the extent necessary by the Board of Directors (or equivalent body) of the Company and no other proceedings on the part of the Company which have not been taken (including, without limitation, approval of its stockholders) are necessary to authorize this Agreement or to consummate the Transactions.

(4)         This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and may be subject to general principles of equity.

(5)         As of the Closing, after giving effect to the Transactions, the Company is not in breach of any obligation under this Agreement.

             5.2        Consents; No Conflicts.  Neither the execution, delivery and performance by the Company of this Agreement, nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of the Company’s organizational documents; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or License, or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon the Company or any of its assets; or (c) require any Consent on the part of the Company or the approval of the Company’s Board of Directors (which approval has been obtained), except in the case of (b) or (c) where such breach, violation, default, Lien, right, or the failure to obtain or give such Consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions, or its ability to perform its obligations under this Agreement. To its knowledge, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement or disqualify the Company from obtaining the Consents (including without limitation, FCC Consent) required in order to consummate the  License Transfer as provided for in this Agreement.

             5.3        Litigation.  There is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its properties or assets that would have an adverse effect on its ability to consummate the Transactions or to fulfill its obligations under this Agreement, or which seeks to prevent or challenge the Transactions.

             5.4        FCC Compliance.  The Company complies with all eligibility rules issued by the FCC to hold E Block broadband PCS licenses, including without limitation, FCC rules on foreign ownership and the CMRS spectrum cap.

             5.5        Brokers.  The Company has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

ARTICLE VI

COVENANTS

             6.1        Consummation of Transactions.  Each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable law to carry out all of their respective obligations under this Agreement, to consummate the Transactions, which efforts shall include, without limitation, the following:

(1)         The parties shall use commercially reasonable efforts to cause the Closing to occur and the Transactions to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to obtain all necessary Consents including, without limitation, the approval of this Agreement and the Transactions by all Governmental Authorities and agencies, including the FCC, and make all filings with and to give all notices to third parties which may be necessary or reasonably required in order for the parties to consummate the Transactions.  Seller shall make, and the Company shall make, filings with the FCC to obtain FCC approval of the license transfers contemplated hereunder no later than ten (10) days following the date on which this Agreement is fully executed by each of Seller and the Company.

(2)         Each party shall furnish to the other parties all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made by Seller or the Company or any other party in connection with the Transactions or otherwise to determine compliance with applicable FCC Rules.

(3)         Upon the request of any other party, each party shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may reasonably be requested by such party in order to effectuate the purposes of this Agreement.

             6.2        Confidentiality.

(1)         Each party shall, and shall cause each of its Affiliates, and its and their respective shareholders, members, managers, directors, officers, employees and agents (collectively, “Representatives”) to, keep secret and retain in strictest confidence any and all Confidential Information relating to any other party that it receives in connection with the negotiation or performance of this Agreement, and shall not disclose such Confidential Information, and shall cause its Representatives not to disclose such Confidential Information, to anyone except the receiving party’s  Affiliates and Representatives and any other Person that agrees in writing to keep in confidence all Confidential Information in accordance with the terms of this Section 6.2.  Until the Closing, each party agrees to use Confidential Information received from another party only (i) to evaluate its interest in pursuing the Transactions and (ii) to pursue such Transactions, but not for any other purpose.  All Confidential Information furnished pursuant to this Agreement shall be returned promptly to the party to whom it belongs upon request by such party.

(2)         The obligations set forth in Section 6.2(1) shall be inoperative with respect to Confidential Information that (i) is or becomes generally available to the public other than as a result of disclosure by the receiving party or its Representatives, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party, or (iii) becomes available to the receiving party on a non-confidential basis from a source other than the providing party or its agents, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the providing party or the Representatives.

(3)         To the fullest extent permitted by law, if a party or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, this Section 6.2, the party whose Confidential Information shall be disclosed, or threatened to be disclosed, shall have the right and remedy to have this Section 6.2 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that money damages will not provide an adequate remedy to such party.  Nothing in this Section 6.2 shall be construed to limit the right of any party to collect money damages in the event of breach of this Section 6.2.

(4)         Anything else in this Agreement notwithstanding, each party shall have the right to disclose any information, including Confidential Information of the other party or such other party’s Affiliates, in any filing with any regulatory agency, court or other authority or any disclosure to a trustee of public debt of a party to the extent that the disclosing party determines in good faith that it is required by Law, regulation or the terms of such debt to do so, provided that any such disclosure shall be as limited in scope as possible and shall be made only after giving the other party as much notice as practicable of such required disclosure and an opportunity to contest such disclosure if possible.

             6.3        Certain Covenants.  From and after the execution and delivery of this Agreement to and including the Closing Date:

(1)         Seller shall comply in all material respects with applicable Laws relating to, or that would be reasonably expected to relate to, Seller Licenses or their use;

(2)         Seller shall maintain the Seller Licenses in full force and effect;

(3)         except to effect the transfer of the Seller Licenses to the Company as contemplated hereunder, Seller shall not (i) sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of either Seller Licenses or any interest therein, or negotiate therefor, or (ii) create, incur or suffer to exist any Lien of any nature whatsoever relating to the Seller Licenses or any interest therein, other than existing liens granted in connection with the Credit Agreement dated as of May 31, 2000,as amended, among Seller, the Lenders Party Thereto and The Chase Manhattan Bank, as Agent.  Without limiting the foregoing, Seller shall not incur any material obligation or liability, absolute or contingent, relating to or affecting either Seller Licenses or their use.

(4)         the parties shall give written notice to the other parties promptly upon the commencement of, or upon obtaining knowledge of any facts that would give rise to a threat of, any claim, action or proceeding commenced against or relating to (i) it, its properties or assets which in each case could reasonably be expected to materially adversely affect the Transactions, or (ii) the Seller Licenses or their use;

(5)         the parties shall promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which could reasonably be expected to cause or constitute a material breach of any of its warranties, representations, covenants or agreements contained in this Agreement, give notice in writing of such event, or occurrence or impending or threatened event or occurrence, to the other parties and use commercially reasonable efforts to prevent or to promptly remedy such breach; and

(6)         the parties shall cause the other parties to be advised promptly in writing of (i) any event, condition or state of facts known to it, which has had or could reasonably be expected to materially adversely affect the Seller Licenses or their use or the Transactions or (ii) any claim, action or proceeding which seeks to enjoin the consummation of the Transactions.

             6.4        FCC Filings.  From and after the execution and delivery of this Agreement to and including the Closing Date and except for the application for FCC Consent to the License Transfer, neither the Company nor Seller shall make any filings with the FCC or agree to any proposal, settlement, amendment or alteration with the FCC with respect to the Seller Licenses without the other’s prior written consent.

ARTICLE VII

CLOSING CONDITIONS

             7.1        Conditions to Obligations of All Parties.  The obligation of each of the parties to consummate the Transactions contemplated to occur at the Closing shall be conditioned on the following, unless waived by each of the parties:

(1)         The Consent of the FCC to the License Transfer shall have been obtained, free of any conditions materially adverse to the Company or Seller; provided, however, that if all other conditions to Closing are satisfied, then the parties agree to waive for all time the finality of the Consent of the FCC at Closing promptly after the FCC publishes notice that its Consent to the License Transfer has been granted.

(2)         All Consents by any Governmental Authority (other than the Consents referred to in paragraph (1) above) required to permit the consummation of the Transactions, the failure to obtain or make which would be reasonably expected to have a Material Adverse Effect on the Company or Seller or to materially adversely affect the Transactions or the parties’ ability to perform their obligations under this Agreement shall have been obtained or made.

(3)         No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would (i) impose material limitations on the ability of any party to consummate the Transactions or prohibit such consummation, or (ii) impair in any material respect the operation of the Company.

             7.2        Conditions to Obligations of the Company.  The obligation of the Company to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions by each of the other parties, unless waived by the Company:

(1)         The representations and warranties of Seller contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time.

(2)         Seller shall have performed in all material respects all agreements contained herein required to be performed by it at or before the Closing.

(3)         An officer of Seller shall have delivered to the Company a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (1) and (2) above as to Seller.

(4)         All corporate and other proceedings of Seller in connection with the License Transfer and the other Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to the Company, and Seller shall have delivered to the Company such receipts, documents, instruments and certificates (including an officer's certificate attaching (a) a true and correct copy of the certificate of incorporation and by-laws of Seller, (b) evidence of delegation of authority to the Executive Committee of the Board of Directors of Seller for transactions of the type contemplated by this Agreement and (c) a true and correct copy of the resolutions of the Executive Committee of the Board of Directors of Seller authorizing the Transactions), in form and substance reasonably satisfactory to the Company, which the Company shall have reasonably requested.

             7.3        Conditions to the Obligations of Seller.  The obligation of Seller to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to the Closing, of the following conditions, unless waived by Seller:

(1)         The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time.

(2)         The Company shall have performed in all material respects all agreements contained herein required to be performed by it at or before the Closing.

(3)         An officer of the Company shall have delivered to Seller a certificate, dated the Closing Date, certifying as to the capitalization of the Company as of the Closing Date and the fulfillment of the conditions set forth in paragraphs (1) and (2) above as to the Company.

(4)         All corporate and other proceedings of the Company in connection with the License Transfer and the other Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Seller, and the Company shall have delivered to Seller such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to Seller, which Seller shall have reasonably requested.

ARTICLE VIII

MANAGEMENT AGREEMENT

             In the event the Consents specified in Sections 7.1(1) and 7.1(2) have not been received by September 1, 2001 (other than due to a denial by the FCC of the Consent contemplated by Section 7.1(1)), the parties shall negotiate in good faith with the goal of entering into a management agreement pursuant to the terms of which Company shall perform the ministerial acts associated with the construction and operation of transmission facilities sufficient to meet the first build out requirements associated with the Seller Licenses, as specified in 47 C.F.R. Section 24.203(b), by the applicable construction deadline (which is April 28, 2002 in the case of the License for the Mankato, MN BTA, and June 27, 2002 in the case of the License for the Rochester, MN BTA), which construction and operation shall occur under the overall direction, supervision and control of Seller.  Any such management agreement negotiated and entered into by the parties shall contain such provisions, terms and conditions as necessary to assure that control of the Licenses remains vested in the Seller in accordance with applicable FCC requirements.

ARTICLE IX

TERMINATION

             9.1        Termination.  This Agreement may be terminated, and the Transactions abandoned, without further obligation of any party, except for the continuation of the obligations as set forth herein, at any time prior to the Closing Date:

(1)         by mutual written consent of the parties;

(2)         by any party by written notice to the other parties, if the Closing shall not have occurred on or before November 1, 2001 and the parties have not entered into the management agreement contemplated by Article VIII by November 1, 2001;  provided that the party electing to exercise such right is not otherwise in breach of its obligations under this Agreement;

(3)         by any party (provided that such party is not otherwise in breach) if any other party has breached a material representation, warranty, covenant or agreement set forth herein and fails to cure such breach within thirty (30) days of receiving written notice thereof (except that no cure period shall be provided for a breach that by its nature cannot be cured);

(4)         by any party by written notice to the other parties, if the consummation of the Transactions shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction, or

(5)         by either party if the FCC shall have denied the Consent contemplated by Section 7.1(1), above; provided that the party electing to exercise such right is not otherwise in breach of its obligations under this Agreement.

             9.2        Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 9.1, no party hereto shall have any liability or further obligation to any other party to this Agreement, except as set forth in paragraph (2) and (3) below, and except that nothing herein will relieve any party from liability for any breach by such party of this Agreement.

(1)         In the event of a termination of this Agreement pursuant to Section 9.1, all provisions of this Agreement shall terminate, except Section 6.2 and Article IX.

(2)         Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

(3)         the Deposit and accrued interest thereon either shall be refunded to Company or paid to Seller pursuant to the terms of the Escrow Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

             10.1      Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of both of the parties.

             10.2      Waiver of Compliance; Consents.  Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirement for a waiver of compliance as set forth in this Section 10.2.

             10.3      Notices.  All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile transmission, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

If to Seller:

McLeodUSA Incorporated
6400 C Street SW
P.O. Box 3177
Cedar Rapids, Iowa  52406
Attn:  General Counsel
Facsimile: (319) 790-7901

If to the Company:

Minnesota Southern Wireless Company
c/o Hickory Tech Corporation
221 East Hickory Street
Mankato, Minnesota 56001
Attn:  David A. Christensen, Vice President
Facsimile:  (507) 625-9191

with a copy to:

Michael C. Karp, Esq.
Blethen, Gage & Krause, PLLP
127 South Second Street
Mankato, Minnesota 56001
Facsimile (507) 345-8003

             10.4      Parties in Interest; Assignment.  This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective permitted successors, legal representatives and permitted assigns.  Neither party may assign its rights and obligations hereunder without the prior written consent of the other party.

             10.5      Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to the conflicts of law principles thereof.

             10.6      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

             10.7      Interpretation.  The article and section headings contained in this Agreement are for convenience of reference only, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the antecedent Person or Person may require.

             10.8      Entire Agreement.  This Agreement, including the exhibits and schedules hereto and the certificates and instruments delivered pursuant to the terms of this Agreement, embody the entire agreement and understanding of the parties hereto in respect of the Transactions.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such Transactions.

             10.9      Publicity.  So long as this Agreement is in effect, the parties agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and no party shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law.  No press release or other public statement by the parties hereto shall disclose any of the terms of the Transactions without the prior consent of the other parties, except as may be required by Law.

             10.10    Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

             10.11    Nonsurvival of Representations and Covenants.  The representations, warranties and covenants contained in this agreement shall not survive the Closing.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MCLEODUSA INCORPORATED

By:
Name:
Title:

By:
Name:
Title:

MINNESOTA SOUTHERN WIRELESS COMPANY

By:
Name:
Title:

GUARANTEE

             In order to induce McLeodUSA Incorporated ("McLeod") to execute the above License Acquisition Agreement (the "Agreement") with Minnesota Southern Wireless Company ("MSWC") and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HICKORY TECH CORPORATION, a Minnesota corporation ("Hickory Tech"), does hereby unconditionally and forever guarantee, as primary guarantor and not as surety, for the benefit of McLeod, the accuracy of the representations and warranties, and the timely performance of the obligations and commitments, of MSWC under the Agreement.   Hickory Tech further represents and warrants to McLeod that MSWC is a wholly-owned direct subsidiary of Hickory Tech and that this guarantee constitutes the valid and binding obligation of Hickory Tech enforceable against Hickory Tech in accordance with its terms.

HICKORY TECH CORPORATION

By:
Name:
Its: